CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187398 on Form S-3, and Registration Statement Nos. 333-175293, 333-70891 and 333-151104 on Form S-8 of our reports dated February 26, 2014, relating to (1) the consolidated financial statements and financial statement schedule of Westar Energy, Inc. and subsidiaries, and (2) the effectiveness of Westar Energy, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Westar Energy, Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
February 26, 2014